Exhibit 99.1
PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2022 FIRST-QUARTER RESULTS;
DELIVERED REPORTED DILUTED EPS OF $1.50 AND ADJUSTED DILUTED EPS OF $1.56 (INCLUDING $0.10 FROM RUSSIA AND UKRAINE), REPRESENTING CURRENCY-NEUTRAL GROWTH OF 14.0%;

TARGETS 2022 FULL-YEAR REPORTED DILUTED EPS* OF $5.39 TO $5.50, AND PRO FORMA (EXCLUDING RUSSIA AND UKRAINE FOR ENTIRE 2022) ADJUSTED DILUTED EPS OF $5.35 TO $5.46,
REPRESENTING CURRENCY-NEUTRAL GROWTH OF 9% TO 11%

* Assumes the contribution of the company's operations in Russia and Ukraine for the first quarter of 2022 only, with no further contribution as of April 1, 2022, for the remainder of the year.

NEW YORK, April 21, 2022 – Philip Morris International Inc. (NYSE: PM) today announces its 2022 first-quarter results. Growth rates presented in this press release on an organic basis reflect currency-neutral adjusted results, excluding acquisitions. Given the uncertainty and volatility regarding the company’s operations in Russia and Ukraine, PMI is also providing figures and comparisons on a pro forma basis, which exclude the company’s operations in these two markets for all periods and provide a more comparable view of PMI's business performance. A glossary of key terms, definitions and explanatory notes is included at the end of this press release. Adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures are included in the schedules to this press release.
2022 FIRST-QUARTER HIGHLIGHTS

	Reported	Adjusted
Total Shipment Volume Growth	3.5%		3.5%
HTU Shipment Volume (units billion)	24.8		24.8
- Growth	14.2%		14.2%
Net Revenue Growth	2.1%		9.0%	(a)
Operating Income Growth	(4.2)%		8.3%	(a)
Operating Income Margin Growth	(2.8)pp	(0.3)	pp	(a)
Diluted Earnings per Share	$1.50		$1.56
- Growth	(3.2)%		14.0%	(b)
(a) On an organic basis (b) Excluding currency

•Net revenues from smoke-free products accounted for 31.2% of total net revenues, or 30.4% on a pro forma basis
•Market share for heated tobacco units in IQOS markets, excluding the U.S., up by 1.1 points to 7.5% on a pro forma basis
•Pro forma total IQOS users at quarter-end estimated at approximately 17.9 million (up by more than one million versus December 31, 2021), of which 12.7 million had switched to IQOS and stopped smoking. As of year-end 2021, total IQOS users in Russia and Ukraine were estimated at approximately 4.8 million
•Declared regular quarterly dividend of $1.25 per common share, representing an annualized rate of $5.00
•Repurchased approximately 2.0 million shares of common stock for $199 million, at an average price of $100.95 per share, representing total repurchases of approximately $1 billion since the start of the current three-year program in July 2021
•On March 11, 2022, the U.S. Food and Drug Administration (FDA) authorized the marketing of the IQOS 3 tobacco heating system as a Modified Risk Tobacco Product
"The recent months have been an extremely challenging time for many in the PMI family given the war in Ukraine," said Jacek Olczak, Chief Executive Officer. "Our primary concern is for our people and their families, and we are doing everything in our power to help them."
"Despite this tragic situation, we were able to deliver a very strong performance in the first quarter -- reflecting the hard work and dedication of our employees globally -- with organic net revenue and currency-neutral adjusted diluted EPS growth coming ahead of our expectations."
"The re-acceleration of our IQOS business continued in the quarter, highlighted by a sequential increase of over one million total IQOS users, excluding Russia and Ukraine, and the superb performance of ILUMA in initial launch markets. This was complemented by the robust performance of our combustible business, which exceeded our objective of stable category share in the quarter and delivered positive shipment volume and organic net revenue growth."
"We expect to deliver robust top- and bottom-line growth this year on a pro forma adjusted basis, including full-year adjusted diluted EPS growth of 9% to 11%, excluding currency. This gives us confidence in achieving our 2021 to 2023 compound annual growth targets, on a pro forma basis, and our ambition to become a majority smoke-free company by 2025."
2022 FIRST-QUARTER SUMMARY
Net revenues increased by 9.0% on an organic basis, reflecting total volume growth driven by the underlying strength of IQOS, the ongoing recovery of the combustible business in many markets against a pandemic-affected comparison, and some positive timing impacts, including inventory movements. The easing of device supply constraints allowed the replenishment of channel inventories, which is expected to continue in the second quarter.
Net revenue per unit increased by 5.3% on an organic basis, driven by the increasing proportion of heated tobacco units in PMI’s sales mix, higher device sales and higher pricing. Pricing for combustible products increased by over 3%, or by around 6% excluding Indonesia.
Adjusted operating income margin declined by 30 basis points on an organic basis, partly reflecting the comparison to a strong prior year margin performance, which benefited from higher productivity mainly due to timing factors. In addition, adjusted operating margin was impacted by: higher device sales for increasing IQOS user acquisition; the growth of IQOS ILUMA (with its higher initial unit cost for devices and consumables); channel replenishment of IQOS device inventories (noted above for net revenues); and inflation in certain elements of the company's supply chain -- including energy, wages and direct materials, and an increase in the use of air freight -- which was also exacerbated by the impact of the war in Ukraine.
Despite the margin pressures -- some of which are expected to be temporary -- the company’s strong net revenue growth, coupled with the positive effects from the increasing size of IQOS, higher pricing, and cost efficiencies, drove adjusted diluted EPS of $1.56 and pro forma adjusted diluted EPS of $1.46, reflecting currency-neutral growth of 14.0% and 16.0%, respectively, as outlined in the table below.

	Quarters Ended March 31,
	2022	2021	Currency	Var. excl. Currency
Reported Diluted EPS	$ 1.50	$ 1.55	$ (0.23)	11.6%
Asset impairment and exit costs	—	0.02
Charges related to the war in Ukraine	0.03	—
Fair value adj. for equity security investments (1)	0.03	—
Adjusted Diluted EPS	$ 1.56	$ 1.57	$ (0.23)	14.0%
Less: Net earnings attributable to Russia and Ukraine	0.10	0.13	(0.02)
Pro Forma Adjusted Diluted EPS	$ 1.46	$ 1.44	$ (0.21)	16.0%

1) Reflects the adjustment resulting from share price movements in PMI's investments in India and Sri Lanka, which are publicly traded entities that are not controlled or influenced by PMI
2022 FULL-YEAR FORECAST

	Full-Year
	2022 Forecast			2021	Growth

Reported Diluted EPS	$5.39	-	$5.50	$ 5.83
Asset impairment and exit costs	—			0.12
Charges related to the war in Ukraine	0.03			—
Saudi Arabia customs assessments	—			0.14
Fair value adj. for equity security investments (1)	0.03			—
Asset acquisition cost	—			0.03
Equity investee ownership dilution	—			(0.04)
Adjusted Diluted EPS	$5.45	-	$5.56	$ 6.08
Less: Net earnings attributable to Russia and Ukraine	0.10			0.60
Pro Forma Adjusted Diluted EPS	$5.35	-	$5.46	$ 5.48
Less: Pro Forma Currency	(0.63)
Pro Forma Adjusted Diluted EPS, ex-currency	$5.98	-	$6.09	$ 5.48	9%	-	11%

1) Reflects the adjustment resulting from share price movements in PMI's investments in India and Sri Lanka, which are publicly traded entities that are not controlled or influenced by PMI
Reported diluted EPS forecast to be in a range of $5.39 to $5.50, at prevailing exchange rates, versus reported diluted EPS of $5.83 in 2021. Excluding (i) charges related to the war in Ukraine of $0.03 per share, (ii) a fair value adjustment for equity security investments of $0.03 per share, (iii) adjusted diluted EPS attributable to Russia and Ukraine of $0.10 per share in the first quarter, and (iv) an adverse pro forma currency impact, at prevailing exchange rates, of $0.63 per share, this forecast represents a projected increase of 9% to 11% versus pro forma adjusted diluted EPS of $5.48 in 2021, as outlined in the above table.
2022 Full-Year Forecast Assumptions
This forecast assumes:
•The contribution of the company's operations in Russia and Ukraine for the first quarter of 2022 only, with no further contribution as of April 1, 2022 (note: pro forma assumptions exclude the contribution of Russia and Ukraine for the entire year);
•No asset impairment costs or further charges related to the company's operations in Russia or Ukraine;
•Continuing uncertainty over the pace of the ongoing recovery from pandemic-related effects on the operating environment, notably in select geographies in PMI's South & Southeast Asia Region;
•A continued gradual improvement in PMI's duty-free business outside Asia, with no meaningful recovery in Asia;
•An improving IQOS device supply situation, with some remaining uncertainty on the timing of full IQOS availability;
•The impact on TEREA production capacity build-up of the decision to cancel manufacturing plans in Russia;
•A pro forma estimated total international industry volume change, excluding China and the U.S., of approximately -1% to flat;
•A pro forma total cigarette and heated tobacco unit shipment volume change for PMI of approximately flat to +1%;
•Pro forma heated tobacco unit shipment volume of 88 to 92 billion units (excluding 4.7 billion units in Russia and Ukraine during the first quarter of 2022), compared to pro forma shipment volume of 73.5 billion units in 2021;
•Pro forma adjusted net revenue growth of approximately 4.5% to 6.5% on an organic basis (compared to 2021 pro forma adjusted net revenues of $29.2 billion), which includes the adverse full-year impact of moving to highly inflationary accounting in Turkey effective April 1st (discussed on page 7) of approximately 0.5 points;
•A pro forma adjusted operating income margin change of flat to +100 basis points on an organic basis, primarily reflecting:
•the continued favorable product mix shift from cigarettes to smoke-free products, coupled with the benefit of further operating leverage and accelerated operating efficiencies;
•the expectation of a lower gross margin primarily due to:
◦the significant growth in IQOS device volumes (notably in the first-half) as device supply constraints ease, reflecting the replenishment of channel inventories for user acquisition and supply for the accelerated device replacement cycle driven by ILUMA;
◦the higher initial cost of IQOS ILUMA devices and initial weight and cost of TEREA consumables, which are expected to reduce over time, as with previous innovations;
◦higher logistics costs, including costs related to the use of air freight to support: (i) the strong up-take of IQOS ILUMA and TEREA consumables in Japan, and (ii) the re-sourcing of select cigarette brands for Japan due to the war in Ukraine;
◦investments to grow production capacity across PMI's smoke-free platforms; and

◦increased inflation in raw material and energy prices, and additional supply chain costs due to war-related disruptions;
•continued commercial reinvestment to support our growing portfolio of smoke-free alternatives;
•Other category net revenues of around $350 million (including smoking cessation products), with an operating loss of around $150 million, primarily due to:
•the amortization of intangibles related to acquisitions;
•investments in research and development; and
•expenses related to employee retention programs;
•Operating cash flow of around $10 billion at prevailing exchange rates and subject to year-end working capital requirements;
•Capital expenditures of approximately $1.0 billion;
•An effective tax rate, excluding discrete tax events, of 21% to 22%;
•The impact on diluted EPS of first-quarter 2022 share repurchases; the impact of potential further 2022 share repurchases is not included in the forecast; and
•Pro forma second-quarter adjusted diluted EPS of $1.19 to $1.24, including an unfavorable currency impact of around $0.15 per share, reflecting:
•Low single-digit pro forma net revenue growth, on an organic basis, notably including:
◦an estimated two percentage point drag due to the delayed timing of shipments to Japan, reflecting a temporary depletion of inventories (primarily due to the re-sourcing of supply chain flows driven by prevailing global disruptions in various materials and logistics services, as well as the effects of the war in Ukraine);
◦the adverse impact of the shift to hyperinflationary accounting in Turkey; and
◦the reversal of certain first-quarter 2022 timing benefits;
•A further contraction in pro forma adjusted operating income margin, on an organic basis, mainly due to:
◦the adverse margin impact of the timing of shipments to Japan, noted above for second-quarter net revenues;
◦the disproportionate impact of higher IQOS device volume; and
◦the highest expected quarterly increase in air freight costs for the year.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
Mid-term Targets and 2025 Majority Smoke-Free Ambition
PMI's 2022 outlook puts the company firmly on track to deliver, on a pro forma basis, its 2021 to 2023 compound annual growth targets of more than 5% for organic net revenues and more than 9% for currency-neutral adjusted diluted EPS. The company is also on track to deliver around $2 billion in gross cost savings.
PMI's ambition to become a majority smoke-free business by net revenues in 2025 remains intact, underpinned by the company's continued confidence in the rapid pace and long-term opportunity of its transformation.

War in Ukraine
Since the onset of the war in Ukraine, PMI's main priority has been the safety and security of its more than 1,300 employees and their families in the country. PMI has taken action to achieve three critical missions: helping to evacuate more than 1,000 people from Ukraine and relocate over 2,700 others from conflict zones to locations in the country away from the heaviest fighting; providing critical aid to employees who cannot leave or who decide to remain in Ukraine; and providing those who have left the country with logistical, medical, financial, and other practical support in neighboring countries. The company is continuing to pay salaries to all its Ukrainian employees and is also providing substantial in-kind support to them and their families. In addition, PMI has already contributed around $10 million in funds and donated essential items across the country, directly to humanitarian organizations and through the company's own employee-led initiative, 'Projects With a Heart'.
On February 25th, PMI announced the temporary suspension of its operations in Ukraine, including at its factory, in Kharkiv. While activities in the east of Ukraine remain the most heavily impacted, the company has seen some resumption of retail activities where safety allows, as it seeks to provide product availability and service to adult consumers, using existing finished goods inventories on hand. The company is also working on future supply from other production centers, although this may involve higher costs. PMI is applying increased security and safety measures for personnel.
In 2021, Ukraine accounted for around 2% of PMI’s total cigarette and heated tobacco unit shipment volume and under 2% of PMI’s total net revenues. As of March 31, 2022, PMI's Ukrainian operations have approximately $400 million in total assets.
On March 24th, PMI announced the concrete steps it had taken to suspend planned investments and scale down its manufacturing operations in Russia, following its related announcement on March 9th. This included:
•the discontinuation of a number of cigarette products offered in the market (representing approximately one-quarter of the company's domestic cigarette SKUs, including Marlboro and Parliament SKUs) and the reduction of its manufacturing activities accordingly;
•the suspension of its marketing activities in the country;
•the cancellation of all product launches planned for 2022 in the market, including the launch of its flagship heated tobacco product IQOS ILUMA, originally planned for March 2022; and
•the cancellation of its plans to manufacture TEREA heated tobacco units for IQOS ILUMA in Russia (with an eventual annualized capacity of more than 20 billion units) and the related ongoing investment of $150 million.
Further, PMI announced that its Board of Directors and senior executives are working on options to exit the Russian market in an orderly manner, in the context of an increasingly complex and rapidly changing regulatory and operating environment.
PMI employs more than 3,200 people in Russia and will continue to support its employees there, including paying their salaries, while continuing to fulfil its legal obligations. The company will continue to make decisions with their safety and security as a priority.
In 2021, Russia made up almost 10% of total shipment volumes and around 6% of PMI net revenues. As of March 31, 2022, PMI's Russian operations have approximately $1.4 billion in total assets.

IQOS 3 MRTP Authorization
On March 11th, the U.S. Food and Drug Administration (FDA) authorized the marketing of IQOS 3, a version of PMI's electrically heated tobacco system, as a Modified Risk Tobacco Product (MRTP). In doing so, the agency concluded that an IQOS 3 exposure modification order is appropriate to promote the public health.
The decision demonstrates that IQOS 3 is a fundamentally different tobacco product and a better choice for adults who would otherwise continue smoking. IQOS 3 and IQOS 2.4 are the only electronic inhalable nicotine alternatives authorized as MRTPs based on reduced exposure.
The FDA authorized the marketing of IQOS 3 with the following information:
•The IQOS System heats tobacco but does not burn it.
•This significantly reduces the production of harmful and potentially harmful chemicals.
•Scientific studies have shown that switching completely from conventional cigarettes to the IQOS system significantly reduces your body’s exposure to harmful or potentially harmful chemicals.
The FDA concluded that the available scientific evidence demonstrates that IQOS 3 is expected to benefit the health of the population as a whole, taking into account both users of tobacco products and persons who do not currently use tobacco products.
PMI hopes to be able to resume the U.S. supply of its IQOS portfolio of authorized products in the first half of 2023.
U.S. GAAP Treatment of Turkey as a Highly Inflationary Economy
Following the categorization of Turkey by the International Practices Task Force of the Center for Audit Quality as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with U.S. GAAP. Consequently, PMI has begun to account for the operations of its Turkish affiliates as highly inflationary, and treat the U.S. dollar as the functional currency of the affiliates, effective April 1, 2022.
Conference Call
A conference call, hosted by Jacek Olczak, Chief Executive Officer, and Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on April 21, 2022. This will be the final earnings conference call introduced by Nick Rolli, Vice President, Investor Relations & Financial Communications, who will retire at the end of May, following 35 years of dedicated service to Philip Morris International and its former corporate parent. Access the call at www.pmi.com/2022Q1earnings.

CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE

PMI Shipment Volume by Region	First-Quarter
(million units)	2022	2021	Change
Cigarettes
European Union	36,444	36,769	(0.9)%
Eastern Europe	18,514	19,966	(7.3)%
Middle East & Africa	29,471	27,642	6.6%
South & Southeast Asia	37,461	34,888	7.4%
East Asia & Australia	11,553	11,362	1.7%
Americas	14,795	14,885	(0.6)%
Total PMI	148,238	145,512	1.9%

Heated Tobacco Units
European Union	8,566	6,426	33.3%
Eastern Europe	5,866	5,635	4.1%
Middle East & Africa	897	396	+100%
South & Southeast Asia	94	33	+100%
East Asia & Australia	9,288	9,139	1.6%
Americas	108	105	2.9%
Total PMI	24,819	21,734	14.2%

Cigarettes and Heated Tobacco Units
European Union	45,010	43,195	4.2%
Eastern Europe	24,380	25,601	(4.8)%
Middle East & Africa	30,368	28,038	8.3%
South & Southeast Asia	37,555	34,921	7.5%
East Asia & Australia	20,841	20,501	1.7%
Americas	14,903	14,990	(0.6)%
Total PMI	173,057	167,246	3.5%

During the quarter, PMI's total shipment volume increased by 3.5%, driven by:
•the EU, reflecting higher heated tobacco unit shipment volume across the Region (primarily in Germany, Italy and Poland), partly offset by lower cigarette shipment volume (mainly in Germany and Italy, partially offset by Poland and Spain);
•Middle East & Africa, mainly reflecting higher cigarette shipment volume, primarily in Egypt and PMI Duty Free, partly offset by Algeria;
•South & Southeast Asia, primarily reflecting higher cigarette shipment volume, mainly in Indonesia and the Philippines; and
•East Asia & Australia, reflecting higher cigarette and heated tobacco unit shipment volume, primarily in Japan;
partly offset by
•Eastern Europe, reflecting lower cigarette shipment volume, primarily in Russia, partly offset by higher heated tobacco unit shipment volume, mainly in Ukraine and Southeast Europe, partially offset by Russia; and
•Americas, primarily reflecting lower cigarette shipment volume, mainly in Argentina, partly offset by Brazil.

On a pro forma basis, PMI's total shipment volume increased by 4.9%, reflecting an increase of 4.5% in the Eastern Europe Region, as detailed in Appendix 2 and Appendix 3, respectively.
Impact of Inventory Movements
Excluding the net favorable impact of estimated distributor inventory movements of approximately 1.7 billion units, PMI’s total in-market sales increased by 2.5%, driven by a 16.7% increase in heated tobacco units and a 0.4% increase in cigarettes.
The net favorable impact of approximately 1.7 billion units reflected:
•A net favorable impact of 2.1 billion cigarettes, mainly driven by Japan, PMI Duty Free and Spain; partly offset by
•A net unfavorable impact of 0.5 billion heated tobacco units, primarily due to Russia.
On a pro forma basis, PMI's total in-market sales increased by 3.8%.
PMI's total heated tobacco unit in-market sales volume in the quarter was 24.8 billion units, or 19.5 billion units on a pro forma basis, representing growth of 16.7% and 19.5%, respectively.
PMI Shipment Volume by Brand

PMI Shipment Volume by Brand	First-Quarter
(million units)	2022	2021	Change
Cigarettes
Marlboro	57,264	53,682	6.7%
L&M	20,198	20,367	(0.8)%
Chesterfield	15,606	12,758	22.3%
Philip Morris	9,753	10,184	(4.2)%
Sampoerna A	9,718	8,698	11.7%
Parliament	9,152	8,957	2.2%
Dji Sam Soe	5,772	5,704	1.2%
Lark	3,452	3,899	(11.5)%
Others	17,323	21,263	(18.5)%
Total Cigarettes	148,238	145,512	1.9%
Heated Tobacco Units	24,819	21,734	14.2%
Total PMI	173,057	167,246	3.5%
Note: Lark includes Lark Harmony; Philip Morris includes Philip Morris/Dubliss; and Sampoerna A includes Sampoerna.
The increase in PMI's heated tobacco unit shipment volume was mainly driven by the EU (notably Germany, Italy and Poland), Japan and the Middle East & Africa (notably Egypt). On a pro forma basis, PMI's heated tobacco unit shipment volume increased by 18.4%.
PMI's cigarette shipment volume of the following brands increased:
•Marlboro, mainly driven by PMI Duty Free, the Philippines, Russia, Spain and Turkey, partly offset by Algeria and Italy;
•Chesterfield, primarily driven by the Philippines and Russia;
•Sampoerna A in Indonesia, primarily driven by premium A Mild;
•Parliament, mainly driven by Turkey, partly offset by Saudi Arabia; and
•Dji Sam Soe in Indonesia, primarily driven by Dji Sam Soe Magnum Mild.

PMI's cigarette shipment volume of the following brands decreased:
•L&M, primarily due to Germany and Turkey, partly offset by Egypt and the GCC;
•Philip Morris, mainly due to Russia, partly offset by Japan;
•Lark, primarily due to Japan and Turkey; and
•"Others," mainly due to: mid-price Fortune (Philippines), Sampoerna Hijau (Indonesia) and Sampoerna U (Indonesia); and low-price Bond Street (primarily due to Russia).
On a pro forma basis, PMI's cigarette shipment volume increased by: 5.1% for Marlboro, 0.1% for L&M, 10.8% for Chesterfield, 13.3% for Philip Morris and 4.9% for Parliament.
International Share of Market
PMI's pro forma total international market share (excluding China and the U.S.), defined as PMI's cigarette and heated tobacco unit sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, increased by 0.7 points to 26.7%, reflecting:
•Market share for heated tobacco units of 3.5%, up by 0.6 points; and
•Market share for cigarettes of 23.3%, up by 0.2 points.
PMI's pro forma total international cigarette sales volume as a percentage of pro forma total industry cigarette sales volume increased by 0.4 points to 24.4%, mainly reflecting higher cigarette market share and/or a favorable geographic mix impact, notably in Indonesia, PMI Duty Free and the Philippines, partly offset by Algeria and Germany.
CONSOLIDATED FINANCIAL SUMMARY

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)			Variance Fav./(Unfav.)
	2022	2021	Total		Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 7,746	$ 7,585	2.1%		9.0%	161	(590)	70	108	562	11
Cost of Sales	(2,608)	(2,274)	(14.7)%		(18.3)%	(334)	125	(42)	—	(298)	(119)
Marketing, Administration and Research Costs	(1,802)	(1,849)	2.5%		1.7%	47	50	(35)	—	—	32
Amortization of Intangibles	(38)	(18)	-(100)%		(5.6)%	(20)	—	(19)	—	—	(1)
Operating Income	$ 3,298	$ 3,444	(4.2)%		8.6%	(146)	(415)	(26)	108	264	(77)
Asset Impairment & Exit Costs (1)	—	(48)	+100%		+100%	48	—	—	—	—	48
Charges related to the war in Ukraine (2)	(42)	—	—%		—%	(42)	—	—	—	—	(42)
Adjusted Operating Income	$ 3,340	$ 3,492	(4.4)%		8.3%	(152)	(415)	(26)	108	264	(83)
Adjusted Operating Income Margin	43.1%	46.0%	(2.9)pp	(0.3)	pp
(1) Included in Marketing, Administration and Research Costs above.
(2) Included in Cost of Sales ($26 million) and Marketing, Administration and Research Costs ($16 million) above.
During the quarter, net revenues increased by 9.0% on an organic basis, mainly reflecting: favorable volume/mix, primarily driven by higher heated tobacco unit volume (predominantly in the EU, particularly Germany, Italy and

Poland), higher cigarette volume (mainly in Indonesia, PMI Duty Free and the Philippines, partly offset by Germany and Russia) and higher device volume (driven by the EU and Japan), partially offset by unfavorable cigarette mix (mainly in Japan); and a favorable pricing variance (notably driven by Germany, Russia and Turkey, partly offset by Indonesia and the Philippines).
During the quarter, Russia and Ukraine accounted for around 6% of PMI's total net revenues. Pro forma net revenues increased by 10.0% on an organic basis, as detailed in Schedule 10.
Operating income increased by 8.6%, excluding currency and acquisitions, primarily reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume and higher cigarette volume (each mainly reflecting the same geographies as for net revenues noted above), partly offset by unfavorable cigarette mix (primarily in the EU and Japan) and device mix (predominantly in Japan); and a favorable pricing variance; partly offset by higher manufacturing costs (primarily due to higher logistics costs and other inflationary impacts, partially offset by productivity).
On an organic basis, adjusted operating income increased by 8.3%, while adjusted operating income margin decreased by 0.3 points. Pro forma adjusted operating income increased by 9.1%, while pro forma operating income margin decreased by 0.4 points on the same basis, as detailed in Schedule 10. This reflects a lower gross margin compared to a strong prior year margin performance, which benefited from higher productivity mainly due to timing factors.
EUROPEAN UNION REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,012	$ 2,909	3.5%	10.5%	103	(206)	4	5	300	—

Operating Income	$ 1,527	$ 1,490	2.5%	12.3%	37	(145)	(2)	5	208	(29)
Asset Impairment & Exit Costs (1)	—	(9)	+100%	+100%	9	—	—	—	—	9
Adjusted Operating Income	$ 1,527	$ 1,499	1.9%	11.7%	28	(145)	(2)	5	208	(38)

Adjusted Operating Income Margin	50.7%	51.5%	(0.8)pp	0.6pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
During the quarter, net revenues increased by 10.5% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume (notably in Germany, Italy and Poland) and higher device volume (notably in Italy), partly offset by lower cigarette volume (mainly in Germany, partly offset by Spain). Pricing variance was slightly favorable, primarily reflecting higher combustible pricing (driven by Germany), largely offset by lower pricing for devices (notably in Italy).
Operating income increased by 12.3%, excluding currency and acquisitions, primarily reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume (primarily reflecting the same geographies as for net revenues noted above), partly offset by lower cigarette volume (mainly in Germany); partially offset by higher manufacturing costs (primarily due to inflationary impacts).
Adjusted operating income increased by 11.7% on an organic basis. Adjusted operating income margin increased by 0.6 points on the same basis.
Total Market, PMI Shipment & Market Share Commentaries

European Union Key Data	First-Quarter
			Change
	2022	2021	% / pp
Total Market (billion units)	109.6	106.4	3.0%

PMI Shipment Volume (million units)
Cigarettes	36,444	36,769	(0.9)%
Heated Tobacco Units	8,566	6,426	33.3%
Total EU	45,010	43,195	4.2%

PMI Market Share
Marlboro	16.2%	17.0%	(0.8)
L&M	5.5%	5.8%	(0.3)
Chesterfield	5.6%	5.5%	0.1
Philip Morris	2.2%	2.2%	—
Heated Tobacco Units	7.6%	5.6%	2.0
Others	3.0%	3.2%	(0.2)
Total EU	40.1%	39.3%	0.8

In the quarter, the estimated total market in the EU increased by 3.0% to 109.6 billion units, primarily driven by:
•Italy, up by 5.3%, mainly reflecting the impact on adult smoker average daily consumption of the easing of pandemic-related measures; and
•Poland, up by 18.7%, primarily reflecting a lower estimated prevalence of illicit trade and higher border sales due to the easing of pandemic-related measures;
partly offset by
•Germany, down by 7.5%, primarily reflecting the impact of excise tax-driven price increases and higher cross-border (non-domestic) purchases due to the easing of pandemic-related measures.
PMI's total shipment volume increased by 4.2% to 45.0 billion units, mainly driven by:
•Poland, up by 20.7%, mainly reflecting the higher total market, as well as a higher market share driven by heated tobacco units; and
•Spain, up by 23.1%, or by 1.7% excluding the net favorable impact of estimated distributor inventory movements, reflecting a higher total market, partly offset by a lower market share due to cigarettes.
Excluding the net unfavorable impact of estimated distributor inventory movements (notably in Italy, partly offset by Spain), PMI's total in-market sales volume increased by 5.2%.

EASTERN EUROPE REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 726	$ 796	(8.8)%	0.3%	(70)	(72)	—	36	(34)	—

Operating Income	$ 144	$ 261	(44.8)%	(21.8)%	(117)	(60)	—	36	(26)	(67)
Asset Impairment & Exit Costs (1)	—	(2)	+100%	+100%	2	—	—	—	—	2
Charges related to the war in Ukraine (2)	(42)	—	—%	—%	(42)	—	—	—	—	(42)
Adjusted Operating Income	$ 186	$ 263	(29.3)%	(6.5)%	(77)	(60)	—	36	(26)	(27)
Adjusted Operating Income Margin	25.6%	33.0%	(7.4)pp	(2.2)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
(2) Included in Cost of Sales ($26 million) and Marketing, Administration and Research Costs ($16 million) at the consolidated operating income level
During the quarter, net revenues increased by 0.3% on an organic basis, reflecting: a favorable pricing variance, mainly driven by higher combustible pricing (primarily in Russia); largely offset by unfavorable volume/mix, mainly due to unfavorable cigarette volume (mainly in Russia). During the quarter, Russia and Ukraine accounted for around 65% of PMI's total net revenues in the Region. Pro forma net revenues increased by 11.1% on an organic basis, as detailed in Schedule 10.
Operating income decreased by 21.8%, excluding currency and acquisitions, notably reflecting charges related to the war in Ukraine.
Adjusted operating income decreased by 6.5% on an organic basis, primarily reflecting: unfavorable volume/mix, mainly due to unfavorable cigarette volume/mix (primarily in Russia); and higher marketing, administration and research costs; partly offset by a favorable pricing variance.
Adjusted operating income margin decreased by 2.2 points on an organic basis.
Pro forma adjusted operating income increased by 6.1% on an organic basis, while pro forma adjusted operating income margin decreased by 1.6 points, on the same basis, as detailed in Schedule 10.
Total Market, PMI Shipment & Market Share Commentaries
Given the company's intention to exit the Russian market and the impact of the war in Ukraine on business operations in the country, PMI is providing a total market estimate for the Eastern Europe Region excluding Russia and Ukraine.
In the quarter, the pro forma estimated total market in Eastern Europe increased, mainly driven by:
•Kazakhstan, up by 6.2%, primarily reflecting a favorable comparison versus the prior year period due to the temporary supply chain impact of the introduction, in January 2021, of certain mandatory requirements related to the sale of tobacco products; and

•Southeast Europe, up by 10.0%, mainly reflecting increased in-bound travel and the impact on adult smoker average daily consumption of the easing of pandemic-related measures.

The company's reported shipment volume, presented in the table below, includes Russia and Ukraine.

PMI Shipment Volume	First-Quarter
(million units)	2022	2021	Change
Cigarettes	18,514	19,966	(7.3)%
Heated Tobacco Units	5,866	5,635	4.1%
Total Eastern Europe	24,380	25,601	(4.8)%
PMI's total shipment volume decreased by 4.8% to 24.4 billion units, primarily due to:
•Russia, down by 9.9%, primarily reflecting a lower total market.
During the quarter, Russia and Ukraine accounted for around 73% of PMI's total shipment volume in the Region. Pro forma total shipment volume, excluding Russia and Ukraine, increased by 4.5%, as detailed in Appendix 3.
MIDDLE EAST & AFRICA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 991	$ 801	23.7%	42.3%	190	(149)	—	163	165	11

Operating Income	$ 521	$ 335	55.5%	89.9%	186	(115)	—	163	125	13
Asset Impairment & Exit Costs (1)	—	(2)	+100%	+100%	2	—	—	—	—	2
Adjusted Operating Income	$ 521	$ 337	54.6%	88.7%	184	(115)	—	163	125	11
Adjusted Operating Income Margin	52.6%	42.1%	10.5pp	13.7pp
(1) Included in Marketing, Administration and Research Costs above.
During the quarter, net revenues increased by 42.3% on an organic basis, primarily reflecting: favorable volume/mix, mainly driven by higher cigarette volume (primarily in Kuwait and PMI Duty Free, partly offset by Algeria) and higher heated tobacco unit volume (notably in Egypt); and a favorable pricing variance, driven by combustible pricing (mainly in Turkey).
Operating income increased by 89.9%, excluding currency and acquisitions, mainly reflecting: a favorable pricing variance; favorable volume/mix, mainly driven by the same factors and geographies as for net revenues noted above; and lower marketing, administration and research costs; partly offset by higher manufacturing costs (primarily due to inflationary impacts).
Adjusted operating income increased by 88.7% on an organic basis. Adjusted operating income margin increased by 13.7 points on the same basis.

Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in the Middle East & Africa decreased, mainly due to:
•Algeria, down by 37.5%, or by 8.2% excluding the net unfavorable impact of estimated trade inventory movements, primarily reflecting industry supply chain disruptions; and
•Turkey, down by 6.8%, mainly reflecting a higher estimated prevalence of illicit trade, partly offset by the impact on adult smoker average daily consumption of the easing of pandemic-related measures, coupled with increased in-bound tourism;
partly offset by
•International Duty Free, up by 40.2%, reflecting the impact of reduced government travel restrictions and increased passenger traffic in certain geographies.

PMI Shipment Volume	First-Quarter
(million units)	2022	2021	Change
Cigarettes	29,471	27,642	6.6%
Heated Tobacco Units	897	396	+100%
Total Middle East & Africa	30,368	28,038	8.3%
PMI's total shipment volume increased by 8.3% to 30.4 billion units, notably driven by:
•PMI Duty Free, up by +100%, or by 50.8% excluding the net favorable impact of estimated distributor inventory movements, reflecting the higher total market and a higher market share; and
•Egypt, up by 10.7%, primarily reflecting a higher market share, driven by cigarettes and heated tobacco units;
partly offset by
•Algeria, down by 27.5%, mainly reflecting the lower total market, partly offset by a higher market share driven by cigarettes.
Excluding the net favorable impact of estimated distributor inventory movements, PMI's total in-market sales volume increased by 4.3%.

SOUTH & SOUTHEAST ASIA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,123	$ 1,173	(4.3)%	(0.5)%	(50)	(44)	—	(145)	139	—

Operating Income	$ 445	$ 529	(15.9)%	(11.2)%	(84)	(25)	—	(145)	87	(1)
Asset Impairment & Exit Costs (1)	—	(3)	+100%	+100%	3	—	—	—	—	3
Adjusted Operating Income	$ 445	$ 532	(16.4)%	(11.7)%	(87)	(25)	—	(145)	87	(4)

Adjusted Operating Income Margin	39.6%	45.4%	(5.8)pp	(5.1)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
During the quarter, net revenues decreased by 0.5% on an organic basis, reflecting: an unfavorable pricing variance, due to combustible pricing (mainly in Indonesia and the Philippines); largely offset by favorable volume/mix, primarily driven by higher cigarette volume (mainly in Indonesia and the Philippines) and favorable cigarette mix (primarily in Indonesia, partly offset by the Philippines).
Operating income decreased by 11.2%, excluding currency and acquisitions, primarily reflecting: an unfavorable pricing variance; partly offset by favorable volume/mix, mainly driven by higher cigarette volume (primarily in Indonesia and the Philippines).
Adjusted operating income decreased by 11.7% on an organic basis. Adjusted operating income margin decreased by 5.1 points on the same basis.
Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in South & Southeast Asia increased, mainly driven by:
•India, up by 7.2%, primarily reflecting a favorable comparison versus the prior year period, during which pandemic-related restrictions impacted the movement of certain products, including tobacco;
•Indonesia, up by 5.8%, mainly reflecting impact on adult smoker consumption of the easing of pandemic-related measures, which drove growth in the tax-advantaged 'below tier one' segment; and
•the Philippines, up by 19.2%, primarily reflecting the net favorable impact of estimated trade inventory movements related to first-quarter 2022 price increases;
partly offset by
•Bangladesh, down by 12.9%, mainly reflecting the impact of pandemic-related restrictions on mobility during February 2022; and
•Thailand, down by 13.3%, primarily reflecting the impact of excise tax-driven price increases.

PMI Shipment Volume	First-Quarter
(million units)	2022	2021	Change
Cigarettes	37,461	34,888	7.4%
Heated Tobacco Units	94	33	+100%
Total South & Southeast Asia	37,555	34,921	7.5%

PMI's total shipment volume increased by 7.5% to 37.6 billion units, mainly driven by:
•Indonesia, up by 5.2%, primarily reflecting the higher total market, partly offset by a lower market share (mainly due to adult smoker down-trading to the 'below tier one' segment as a result of significantly lower retail prices, partly offset by share growth for PMI's premium and hand-rolled portfolio); and
•the Philippines, up by 18.4%, primarily reflecting the higher total market.
EAST ASIA & AUSTRALIA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,404	$ 1,472	(4.6)%	2.6%	(68)	(106)	—	30	8	—

Operating Income	$ 571	$ 695	(17.8)%	(8.1)%	(124)	(68)	—	30	(121)	35
Asset Impairment & Exit Costs (1)	—	(31)	+100%	+100%	31	—	—	—	—	31
Adjusted Operating Income	$ 571	$ 726	(21.3)%	(12.0)%	(155)	(68)	—	30	(121)	4

Adjusted Operating Income Margin	40.7%	49.3%	(8.6)pp	(7.0)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
During the quarter, net revenues increased by 2.6% on an organic basis, reflecting: a favorable pricing variance, primarily driven by higher combustible pricing (predominantly in Japan). Volume/mix was slightly favorable, mainly reflecting higher device and heated tobacco unit volume in Japan, largely offset by unfavorable cigarette mix (primarily in Japan) and unfavorable device mix in Japan.
Operating income decreased by 8.1%, excluding currency and acquisitions, mainly reflecting: unfavorable volume/mix, primarily due to unfavorable mix for cigarettes and devices in Japan; and higher manufacturing costs (mainly due to higher logistics costs); partly offset by lower marketing, administration and research costs (notably driven by a favorable comparison related to 2021 asset impairment and exit costs); and a favorable pricing variance.
Adjusted operating income decreased by 12.0% on an organic basis. Adjusted operating income margin decreased by 7.0 points on the same basis. The margin decline notably reflects the impact of: higher device sales; the growth of IQOS ILUMA within the Region's smoke-free product portfolio mix, with its higher initial unit cost of devices and consumables; and higher logistics costs, including costs related to the use of air freight to Japan to support: (i) the strong up-take of IQOS ILUMA and TEREA consumables, and (ii) the re-sourcing of select cigarette brands due to the war in Ukraine.

Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in East Asia & Australia, excluding China, decreased, mainly due to:
•Japan, down by 3.2%, primarily reflecting the impact of the October 2021 excise tax-driven price increase.

PMI Shipment Volume	First-Quarter
(million units)	2022	2021	Change
Cigarettes	11,553	11,362	1.7%
Heated Tobacco Units	9,288	9,139	1.6%
Total East Asia & Australia	20,841	20,501	1.7%
PMI's total shipment volume increased by 1.7% to 20.8 billion units, mainly driven by:
•Japan, up by 3.2%. Excluding the net favorable impact of estimated distributor inventory movements, total in-market sales volume was essentially stable.
Excluding the net favorable impact of estimated distributor inventory movements, PMI's total in-market sales volume decreased by 1.0%.
AMERICAS REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 424	$ 434	(2.3)%	0.7%	(10)	(13)	—	19	(16)	—

Operating Income	$ 121	$ 134	(9.7)%	(8.2)%	(13)	(2)	—	19	(9)	(21)
Asset Impairment & Exit Costs (1)	—	(1)	+100%	+100%	1	—	—	—	—	1
Adjusted Operating Income	$ 121	$ 135	(10.4)%	(8.9)%	(14)	(2)	—	19	(9)	(22)

Adjusted Operating Income Margin	28.5%	31.1%	(2.6)pp	(3.0)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.

During the quarter, net revenues increased by 0.7% on an organic basis, reflecting: a favorable pricing variance, driven by combustible products (mainly in Argentina, Brazil and Mexico); partly offset by unfavorable volume/mix, mainly due to lower cigarette volume (primarily in Argentina) and unfavorable cigarette mix (primarily in Brazil).
Operating income decreased by 8.2%, excluding currency and acquisitions, mainly reflecting: higher manufacturing costs (primarily due to inflationary impacts); and unfavorable volume/mix (mainly due to the same factors and geographies as for net revenues noted above); partly offset by a favorable pricing variance.
Adjusted operating income decreased by 8.9% on an organic basis. Adjusted operating income margin decreased by 3.0 points on the same basis.

Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in Americas, excluding the U.S., decreased, primarily due to:
•Canada, down by 14.3%, notably reflecting the impact of price increases and out-switching from cigarettes to e-vapor products; and
•Mexico, down by 3.8%. Excluding the net unfavorable impact of estimated trade inventory movements, the total market increased by 1.4%, mainly driven by the impact on adult smoker average daily consumption of the easing of pandemic-related measures, coupled with the impact of increased in-bound tourism;
partly offset by
•Brazil, up by 4.1%, primarily reflecting a lower estimated prevalence of illicit trade.

PMI Shipment Volume	First-Quarter
(million units)	2022	2021	Change
Cigarettes	14,795	14,885	(0.6)%
Heated Tobacco Units	108	105	2.9%
Total Americas	14,903	14,990	(0.6)%
PMI's total shipment volume decreased by 0.6% to 14.9 billion units, mainly due to:
•Argentina, down by 7.1%, primarily reflecting a lower market share due to adult smoker down-trading to ultra-low-price brands produced by local manufacturers;
partly offset by
•Brazil, up by 5.4%, mainly reflecting the higher total market and a higher market share driven by Chesterfield.
OTHER
In the third quarter of 2021, PMI acquired Fertin Pharma A/S, Vectura Group plc. and OtiTopic, Inc. On March 31, 2022, PMI launched a new Wellness and Healthcare business consolidating these entities, Vectura Fertin Pharma. The operating results of this new business are reported in the Other category. The business operations of PMI's Wellness and Healthcare business are managed and evaluated separately from the geographical segments.

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 66	$ —	—%	—%	66	—	66	—	—	—

Operating Income / (Loss)	$ (31)	$ —	—%	—%	(31)	—	(24)	—	—	(7)
Adjusted Operating Income / (Loss)	$ (31)	$ —	—%	—%	(31)	—	(24)	—	—	(7)

Adjusted Operating Income / (Loss) Margin	(47.0)%	n/a	—pp	—pp

During the quarter, PMI recorded net revenues of $66 million, as well as an operating loss of $31 million, primarily reflecting the amortization of intangibles related to the acquisitions, investments in research and development, and expenses related to employee retention programs.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long-term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, vapor and oral nicotine products, which are sold in markets outside the U.S. Since 2008, PMI has invested more than USD 9 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. The U.S. Food and Drug Administration (FDA) has authorized the marketing of versions of PMI’s IQOS Platform 1 devices and consumables as Modified Risk Tobacco Products (MRTPs), finding that exposure modification orders for these products are appropriate to promote the public health. As of March 31, 2022, PMI's smoke-free products were available for sale in 71 markets, and PMI estimates that approximately 12.7 million adults around the world, excluding Russia and Ukraine, had already switched to IQOS and stopped smoking. With a strong foundation and significant expertise in life-sciences, in February 2021 PMI announced its ambition to expand into wellness and healthcare areas and deliver innovative products and solutions that aim to address unmet consumer and patient needs. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent, including women or diverse candidates. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
In addition, PMI’s business risks also include risks and uncertainties related to PMI’s acquisitions of Fertin Pharma A/S (“Fertin”), OtiTopic, Inc. ("OtiTopic") and Vectura Group plc (“Vectura”), including, amongst other things: (1) the possibility that the integration of the operations of Fertin and Vectura with those of PMI may be more difficult and/or take longer than anticipated, and may not accelerate PMI’s desired entry into additional smoke-free and beyond nicotine platforms as quickly as anticipated; (2) the possibility that the respective integrations of Fertin and Vectura into PMI may be more costly than anticipated and may have unanticipated adverse results relating to Fertin, Vectura or PMI’s existing businesses; (3) the inability to gain access to or acquire differentiated proprietary assets, technology and/or pharmaceutical development expertise as anticipated by these acquisitions; (4) risks associated with third-party contracts containing consent and/or other contractual provisions that may be triggered by the acquisitions; (5) the success of the research and development efforts of Fertin, OtiTopic and Vectura, including the ability to obtain regulatory approval for new products, and the ability to commercialize or license these new products; (6) any unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with the products developed by Fertin, OtiTopic and Vectura; and (7) the ability of PMI to retain key personnel of Fertin and Vectura, or hire key talent to work in the Fertin and Vectura businesses due to their affiliation with PMI.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2021 and the Form 10-Q for the quarter ended March 31, 2022, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Key Terms, Definitions and Explanatory Notes
General
•"PMI" refers to Philip Morris International Inc. and its subsidiaries. Trademarks and service marks that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.
•Comparisons are made to the same prior-year period unless otherwise stated.
•References to total industry, total market, PMI shipment volume and PMI market share performance reflect cigarettes and heated tobacco units, unless otherwise stated.
•As of the first quarter of 2022, total industry volume, PMI in-market sales volume and PMI market share for the following geographies include the cigarillo category in Japan: the total international market, East Asia & Australia Region, and Japanese domestic market.
•References to total international market, defined as worldwide cigarette and heated tobacco unit volume excluding the U.S., total industry, total market and market shares are PMI estimates for tax-paid products based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business.
•2021 and 2022 estimates for total industry volume and market share in certain geographies reflect limitations on the availability and accuracy of industry data during pandemic-related restrictions.
•First-quarter 2022 estimates for total industry volume and market share in the Philippines reflect limitations on the availability and accuracy of industry data.
•"Combustible products" is the term PMI uses to refer to cigarettes and OTP, combined.
•In-market sales, or "IMS," is defined as sales to the retail channel, depending on the market and distribution model.

•"Total shipment volume" is defined as the combined total of cigarette shipment volume and heated tobacco unit shipment volume.
•"Americas" refers to the former Latin America & Canada segment, which was renamed as the Americas segment as of the third quarter of 2021. References to "Americas" may, in defined instances, exclude the U.S.
•"North Africa" is defined as Algeria, Egypt, Libya, Morocco and Tunisia.
•"The GCC" (Gulf Cooperation Council) is defined as Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates (UAE).
•"Southeast Europe" is defined as Albania, Bosnia & Herzegovina, Kosovo, Montenegro, North Macedonia and Serbia.
•In the third quarter of 2021, PMI acquired Fertin Pharma A/S, Vectura Group plc. and OtiTopic, Inc. On March 31, 2022, PMI launched a new Wellness and Healthcare business consolidating these entities, Vectura Fertin Pharma. The operating results of this new business are reported in the Other category. The business operations of PMI's Wellness and Healthcare business are managed and evaluated separately from the geographical segments.
•Following the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH) on March 22, 2019, PMI continues to report the volume of brands sold by RBH for which other PMI subsidiaries are the trademark owner. These include HEETS, Next, Philip Morris and Rooftop.
•From time to time, PMI’s shipment volumes are subject to the impact of distributor inventory movements, and estimated total industry/market volumes are subject to the impact of inventory movements in various trade channels that include estimated trade inventory movements of PMI’s competitors arising from market-specific factors that significantly distort reported volume disclosures. Such factors may include changes to the manufacturing supply chain, shipment methods, consumer demand, timing of excise tax increases or other influences that may affect the timing of sales to customers. In such instances, in addition to reviewing PMI shipment volumes and certain estimated total industry/market volumes on a reported basis, management reviews these measures on an adjusted basis that excludes the impact of distributor and/or estimated trade inventory movements. Management also believes that disclosing PMI shipment volumes and estimated total industry/market volumes in such circumstances on a basis that excludes the impact of distributor and/or estimated trade inventory movements, such as on an IMS basis, improves the comparability of performance and trends for these measures over different reporting periods.
Financial
•Net revenues related to combustible products refer to the operating revenues generated from the sale of these products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.
•Net revenues related to RRPs represent the sale of heated tobacco units, heat-not-burn devices and related accessories, and other nicotine-containing products, primarily e-vapor and oral nicotine products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.
•Net revenues in the Other category primarily consist of operating revenues generated from the sale of inhaled therapeutics and oral and intra-oral delivery systems that are included in the operating results of PMI's new Wellness and Healthcare business, Vectura Fertin Pharma.
•Adjusted net revenues exclude the impact related to the Saudi Arabia customs assessments.
•"Cost of sales" consists principally of: tobacco leaf, non-tobacco raw materials, labor and manufacturing costs; shipping and handling costs; and the cost of devices produced by third-party electronics manufacturing service providers. Estimated costs associated with device warranty programs are generally provided for in cost of sales in the period the related revenues are recognized.
•"Marketing, administration and research costs" include the costs of marketing and selling our products, other costs generally not related to the manufacture of our products (including general corporate expenses), and costs incurred to develop new products. The most significant components of our marketing, administration and research costs are marketing and sales expenses and general and administrative expenses.
•"Cost/Other" in the Consolidated Financial Summary table of total PMI and the six geographical segments of this release reflects the currency-neutral variances of: cost of sales (excluding the volume/mix cost component); marketing, administration and research costs (including asset impairment and exit costs); and amortization of intangibles. “Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to: fees for certain distribution rights billed to customers in certain markets in the ME&A Region and the Saudi Arabia customs assessment net revenue adjustment.
•"Adjusted Operating Income Margin" is calculated as adjusted operating income, divided by adjusted net revenues.
•"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and equity (income)/loss in unconsolidated subsidiaries, excluding asset impairment and exit costs, and unusual items.
•"Net debt" is defined as total debt, less cash and cash equivalents.
•Figures and comparisons presented on a pro forma basis exclude PMI’s operations in Russia and Ukraine.
•Growth rates presented on an organic basis reflect currency-neutral adjusted results, excluding acquisitions.
•Management reviews net revenues, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
•Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP measures, see the relevant schedules provided with this press release.
•U.S. GAAP Treatment of a country as a Highly Inflationary Economy. Following the categorization of a country by the International Practices Task Force of the Center for Audit Quality as having a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with U.S. GAAP. For such countries, PMI accounts for the operations of its local affiliates as highly inflationary, and to treat the U.S. dollar as the functional currency of the affiliates. Such treatment was effective July 1, 2018, for Argentina, and April 1, 2022, for Turkey.
•"Fair value adjustment for equity security investments" reflects the adjustment resulting from share price movements in passive investments for publicly traded entities that are not controlled or influenced by PMI. Under U.S. GAAP, such adjustments are required, since January 1, 2018, to be reflected directly in the income statement.
Reduced-Risk Products
•Reduced-risk products (“RRPs”) is the term PMI uses to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continuing smoking. PMI has a range of RRPs in various stages of development, scientific assessment and commercialization. PMI's RRPs are smoke-free products that contain and/or generate far lower quantities of harmful and potentially harmful constituents than found in cigarette smoke.
•"Heated tobacco units," or "HTUs," is the term PMI uses to refer to heated tobacco consumables, which include the company's HEETS, HEETS Creations, HEETS Dimensions, HEETS Marlboro and HEETS FROM MARLBORO (defined collectively as HEETS), Marlboro Dimensions, Marlboro HeatSticks, Parliament HeatSticks and TEREA, as well as the KT&G-licensed brands, Fiit and Miix (outside of South Korea).
•Market share for HTUs is defined as the total sales volume for HTUs as a percentage of the total estimated sales volume for cigarettes and HTUs.
•Unless otherwise stated, all references to IQOS are to PMI's Platform 1 IQOS devices and heated tobacco consumables.
•IQOS heat-not-burn devices are precisely controlled heating devices into which a specially designed and proprietary tobacco units are inserted and heated to generate an aerosol.

•"PMI heat-not-burn products" include licensed KT&G heat-not-burn products.
•"PMI HTUs" include licensed KT&G HTUs.
•“Total IQOS users” is defined as the estimated number of Legal Age (minimum 18 years) users of PMI heat-not-burn products, for which PMI HTUs represented at least a portion of their daily tobacco consumption over the past seven days.
The estimated number of adults who have "switched to IQOS and stopped smoking" reflects:
•for markets where there are no heat-not-burn products other than PMI heat-not-burn products: daily individual consumption of PMI HTUs represents the totality of their daily tobacco consumption in the past seven days;
•for markets where PMI heat-not-burn products are among other heat-not-burn products: daily individual consumption of HTUs represents the totality of their daily tobacco consumption in the past seven days, of which at least 70% is PMI HTUs.
Note: The above IQOS user metrics reflect PMI estimates, which are based on consumer claims and sample-based statistical assessments with an average margin of error of +/-5% at a 95% Confidence Interval in key volume markets. The accuracy and reliability of IQOS user metrics may vary based on individual market maturity and availability of information.
As of December 2020, PMI heat-not-burn products and HTUs include licensed KT&G heat-not-burn products and HTUs, respectively.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended March 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, %(2)
				Total			Cigarette			HTU			Total			HTU
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	pp Change	2022	2021	pp Change

Total (1)	563.0	556.6	1.1	173.1	167.2	3.5	148.2	145.5	1.9	24.8	21.7	14.2	26.7	26.0	0.7	3.5	2.9	0.6

European Union
France	7.8	8.2	(4.3)	3.5	3.8	(6.9)	3.5	3.7	(6.8)	0.1	0.1	(14.2)	45.0	43.6	1.4	0.7	0.6	0.1
Germany	16.1	17.4	(7.5)	6.8	7.1	(4.2)	5.9	6.5	(9.6)	0.9	0.6	52.5	42.3	40.8	1.5	5.9	3.6	2.3
Italy	16.8	15.9	5.3	9.7	9.6	1.0	7.1	7.5	(5.0)	2.6	2.2	21.6	54.2	52.8	1.4	14.8	11.3	3.5
Poland	12.8	10.8	18.7	4.8	4.0	20.7	3.8	3.4	12.9	1.0	0.6	65.7	37.3	36.7	0.6	7.6	5.4	2.2
Spain	10.0	9.6	4.1	3.3	2.7	23.1	3.2	2.6	21.4	0.2	0.1	67.2	30.4	31.1	(0.7)	1.5	1.2	0.3

Eastern Europe
Russia	n/a	49.1	n/a	14.1	15.7	(9.9)	10.8	12.1	(11.0)	3.4	3.6	(6.2)	n/a	31.0	n/a	n/a	7.7	n/a

Middle East & Africa
Saudi Arabia	5.2	5.5	(5.4)	2.1	2.2	(4.8)	2.1	2.2	(3.5)	—	—	—	41.1	42.3	(1.2)	0.8	0.8	—
Turkey	23.6	25.3	(6.8)	11.0	11.0	0.6	11.0	11.0	0.6	—	—	—	46.9	43.4	3.5	—	—	—

South & Southeast Asia
Indonesia	75.1	71.0	5.8	20.9	19.9	5.2	20.9	19.9	5.2	—	—	—	27.8	28.0	(0.2)	—	—	—
Philippines	15.6	13.1	19.2	9.7	8.2	18.4	9.6	8.1	18.3	—	—	—	62.0	62.4	(0.4)	0.3	0.2	0.1

East Asia & Australia
Australia	2.2	2.4	(7.5)	0.8	0.8	(4.1)	0.8	0.8	(4.1)	—	—	—	33.9	32.7	1.2	—	—	—
Japan (3)	34.4	35.6	(3.2)	14.2	13.8	3.2	6.1	5.9	4.5	8.1	7.9	2.3	37.2	36.1	1.1	22.9	21.5	1.4
South Korea	16.8	16.8	0.2	3.3	3.4	(2.9)	2.2	2.2	(1.6)	1.1	1.1	(5.4)	19.6	20.1	(0.5)	6.5	6.8	(0.3)

Americas
Argentina	7.7	7.7	(0.2)	4.9	5.3	(7.1)	4.9	5.3	(7.1)	—	—	—	63.5	68.2	(4.7)	—	—	—
Mexico	6.5	6.8	(3.8)	4.1	4.0	0.8	4.0	4.0	0.8	—	—	—	62.5	59.6	2.9	0.4	0.3	0.1

(1) Total market and market share estimates exclude Russia & Ukraine
(2) Market share estimates are calculated using IMS data
(3) Total market and market share estimates include cigarillos

				Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
PMI Shipment Volume Adjusted for the Impact of Russia and Ukraine
(in million units) / (Unaudited)
				Year Ended December 31,
	Quarters Ended March 31,
	2022	2021	% Change	2021

Cigarettes
Shipment Volume	148,238	145,512	1.9%	624,875
Russia	10,772	12,101		52,499
Ukraine	2,211	2,359		10,669
Pro Forma Shipment Volume	135,255	131,052	3.2%	561,707

Heated Tobacco Units
Shipment Volume	24,819	21,734	14.2%	94,976
Russia	3,359	3,582		16,309
Ukraine	1,383	1,193		5,168
Pro Forma Shipment Volume	20,076	16,959	18.4%	73,499

PMI
Shipment Volume	173,057	167,246	3.5%	719,851
Russia	14,131	15,682		68,807
Ukraine	3,595	3,552		15,838
Pro Forma Shipment Volume	155,331	148,011	4.9%	635,206

Note: Sum of product categories might not foot to total due to roundings.

			Appendix 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Eastern Europe Shipment Volume Adjusted for the Impact of Russia and Ukraine
(in million units) / (Unaudited)

	Quarters Ended March 31,
	2022	2021	% Change

Cigarettes
Shipment Volume	18,514	19,966	(7.3)%
Russia	10,772	12,101
Ukraine	2,211	2,359
Pro Forma Shipment Volume	5,531	5,506	0.4%

Heated Tobacco Units
Shipment Volume	5,866	5,635	4.1%
Russia	3,359	3,582
Ukraine	1,383	1,193
Pro Forma Shipment Volume	1,123	860	30.6%

Eastern Europe
Shipment Volume	24,380	25,601	(4.8)%
Russia	14,131	15,682
Ukraine	3,595	3,552
Pro Forma Shipment Volume	6,654	6,366	4.5%

Note: Sum of product categories might not foot to total due to roundings.

		Schedule 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Diluted Earnings Per Share (EPS)
($ in millions, except per share data) / (Unaudited)

Diluted EPS	Quarters Ended
	March 31,
2022 Diluted Earnings Per Share (1)	$1.50
2021 Diluted Earnings Per Share (1)	$1.55
Change	$(0.05)
% Change	(3.2)%

Reconciliation:
2021 Diluted Earnings Per Share (1)	$1.55
2021 Asset impairment and exit costs	0.02
2021 Tax Items	—
2022 Asset impairment and exit costs	—
2022 Charges related to the war in Ukraine	(0.03)
2022 Fair value adjustment for equity security investments	(0.03)
2022 Tax Items	—
Currency	(0.23)
Interest	0.01
Change in tax rate	0.03
Operations (2)	0.18
2022 Diluted Earnings Per Share (1)	$1.50

(1) Basic and diluted EPS were calculated using the following (in millions):

	Quarters Ended
	March 31,
	2022	2021
Net Earnings attributable to PMI	$ 2,331	$ 2,418
Less: Distributed and undistributed earnings attributable to share-based payment awards	7	7
Net Earnings for basic and diluted EPS	$ 2,324	$ 2,411

Weighted-average shares for basic EPS	1,550	1,558
Plus Contingently Issuable Performance Stock Units	2	2
Weighted-average shares for diluted EPS	1,552	1,560

(2) Includes the impact of shares outstanding and share-based payments

				Schedule 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency, and Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS, excluding Currency
(Unaudited)

	Quarters Ended March 31,
	2022	2021	% Change
Reported Diluted EPS	$ 1.50	$ 1.55	(3.2)%
Less: Currency	(0.23)
Reported Diluted EPS, excluding Currency	$ 1.73	$ 1.55	11.6%

	Quarters Ended March 31,			Year Ended
	2022	2021	% Change	2021
Reported Diluted EPS	$ 1.50	$ 1.55	(3.2)%	$ 5.83
Asset impairment and exit costs	—	0.02		0.12
Charges related to the war in Ukraine	0.03	—		—
Asset acquisition cost	—	—		0.03
Equity investee ownership dilution	—	—		(0.04)
Saudi Arabia customs assessments	—	—		0.14
Fair value adjustment for equity security investments	0.03	—		—
Tax items	—	—		—
Adjusted Diluted EPS	$ 1.56	$ 1.57	(0.6)%	$ 6.08
Less: Currency	(0.23)
Adjusted Diluted EPS, excluding Currency	$ 1.79	$ 1.57	14.0%

								Schedule 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Quarters Ended March 31,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2022					Combustible Products	2021	% Change
$ 1,810	$ (124)	$ 1,934	$ —	$ 1,934	European Union	$ 1,950	(7.2)%	(0.9)%	(0.9)%
456	(46)	503	—	503	Eastern Europe	492	(7.2)%	2.3%	2.3%
929	(148)	1,077	—	1,077	Middle East & Africa	780	19.1%	38.1%	38.1%
1,118	(44)	1,162	—	1,162	South & Southeast Asia	1,171	(4.6)%	(0.8)%	(0.8)%
601	(40)	641	—	641	East Asia & Australia	648	(7.3)%	(1.1)%	(1.1)%
416	(13)	429	—	429	Americas	422	(1.4)%	1.6%	1.6%
$ 5,330	$ (415)	$ 5,745	$ —	$ 5,745	Total Combustible	$ 5,463	(2.4)%	5.2%	5.2%

2022					Reduced-Risk Products	2021	% Change
$ 1,202	$ (82)	$ 1,284	$ 4	$ 1,281	European Union	$ 959	25.4%	34.0%	33.6%
270	(26)	295	—	295	Eastern Europe	304	(11.4)%	(3.0)%	(3.0)%
62	(1)	63	—	63	Middle East & Africa	21	+100%	+100%	+100%
5	—	5	—	5	South & Southeast Asia	2	+100%	+100%	+100%
803	(66)	869	—	869	East Asia & Australia	824	(2.5)%	5.5%	5.5%
8	—	8	—	8	Americas	12	(35.3)%	(32.5)%	(32.5)%
$ 2,350	$ (175)	$ 2,525	$ 4	$ 2,521	Total RRPs	$ 2,122	10.7%	19.0%	18.8%

2022					Other	2021	% Change
$ 66	$ —	$66	$66	$ —	Other	$ —	—%	—%	—%

2022					PMI	2021	% Change
$ 3,012	$ (206)	$ 3,218	$ 4	$ 3,214	European Union	$ 2,909	3.5%	10.6%	10.5%
726	(72)	798	—	798	Eastern Europe	796	(8.8)%	0.3%	0.3%
991	(149)	1,140	—	1,140	Middle East & Africa	801	23.7%	42.3%	42.3%
1,123	(44)	1,167	—	1,167	South & Southeast Asia	1,173	(4.3)%	(0.5)%	(0.5)%
1,404	(106)	1,510	—	1,510	East Asia & Australia	1,472	(4.6)%	2.6%	2.6%
424	(13)	437	—	437	Americas	434	(2.3)%	0.7%	0.7%
66	—	66	66	—	Other	—	—%	—%	—%
$ 7,746	$ (590)	$ 8,336	$70	$ 8,266	Total PMI	$ 7,585	2.1%	9.9%	9.0%
Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. "-" indicates amounts between -$0.5 million and +$0.5 million

												Schedule 4
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Net Revenues to Adjusted Net Revenues, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Special Items	Adjusted Net Revenues	Currency	Adjusted Net Revenues excluding Currency	Acqui-sitions	Adjusted Net Revenues excluding Currency & Acqui-sitions		Net Revenues	Special Items	Adjusted Net Revenues	Total	Excluding Currency	Excluding Currency & Acqui-sitions

2022							Quarters Ended March 31,	2021			% Change
$ 3,012	$ —	$ 3,012	$ (206)	$ 3,218	$ 4	$ 3,214	European Union	$ 2,909	$ —	$ 2,909	3.5%	10.6%	10.5%
726	—	726	(72)	798	—	798	Eastern Europe	796	—	796	(8.8)%	0.3%	0.3%
991	—	991	(149)	1,140	—	1,140	Middle East & Africa	801	—	801	23.7%	42.3%	42.3%
1,123	—	1,123	(44)	1,167	—	1,167	South & Southeast Asia	1,173	—	1,173	(4.3)%	(0.5)%	(0.5)%
1,404	—	1,404	(106)	1,510	—	1,510	East Asia & Australia	1,472	—	1,472	(4.6)%	2.6%	2.6%
424	—	424	(13)	437	—	437	Americas	434	—	434	(2.3)%	0.7%	0.7%
66	—	66	—	66	66	—	Other	—	—	—	—%	—%	—%
$ 7,746	$ —	$ 7,746	$ (590)	$ 8,336	$ 70	$ 8,266	Total PMI	$ 7,585	$ —	$ 7,585	2.1%	9.9%	9.0%

										Schedule 5
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments of Operating Income for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income		Currency	Operating Income excluding Currency	Acquisitions	Operating Income excluding Currency & Acquisitions		Operating Income		Total	Excluding Currency	Excluding Currency & Acquisitions

2022						Quarters Ended March 31,	2021		% Change
$ 1,527		$ (145)	$ 1,672	$ (2)	$ 1,674	European Union	$ 1,490	(2)	2.5%	12.2%	12.3%
144	(1)	(60)	204	—	204	Eastern Europe	261	(2)	(44.8)%	(21.8)%	(21.8)%
521		(115)	636	—	636	Middle East & Africa	335	(2)	55.5%	89.9%	89.9%
445		(25)	470	—	470	South & Southeast Asia	529	(2)	(15.9)%	(11.2)%	(11.2)%
571		(68)	639	—	639	East Asia & Australia	695	(2)	(17.8)%	(8.1)%	(8.1)%
121		(2)	123	—	123	Americas	134	(2)	(9.7)%	(8.2)%	(8.2)%
(31)		—	(31)	(24)	(7)	Other	—		—%	—%	—%
$ 3,298		$ (415)	$ 3,713	$ (26)	$ 3,739	Total PMI	$ 3,444		(4.2)%	7.8%	8.6%

(1) Includes charges related to the war in Ukraine ($42 million)
(2) Includes asset impairment and exit costs: EU ($9 million), EE ($2 million), ME&A ($2 million), S&SA ($3 million), EA&A ($31 million) and AMCS ($1 million)

													Schedule 6
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Income to Adjusted Operating Income, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Asset Impairment & Exit Costs and Others		Adjusted Operating Income	Currency	Adjusted Operating Income excluding Currency	Acqui-sitions	Adjusted Operating Income excluding Currency & Acqui-sitions		Operating Income	Asset Impairment & Exit Costs	Adjusted Operating Income	Total	Excluding Currency	Excluding Currency & Acqui-sitions

2022								Quarters Ended March 31,	2021			% Change
$ 1,527	$ —		$ 1,527	$ (145)	$ 1,672	$ (2)	$ 1,674	European Union	$ 1,490	$ (9)	$ 1,499	1.9%	11.5%	11.7%
144	(42)	(1)	186	(60)	246	—	246	Eastern Europe	261	(2)	263	(29.3)%	(6.5)%	(6.5)%
521	—		521	(115)	636	—	636	Middle East & Africa	335	(2)	337	54.6%	88.7%	88.7%
445	—		445	(25)	470	—	470	South & Southeast Asia	529	(3)	532	(16.4)%	(11.7)%	(11.7)%
571	—		571	(68)	639	—	639	East Asia & Australia	695	(31)	726	(21.3)%	(12.0)%	(12.0)%
121	—		121	(2)	123	—	123	Americas	134	(1)	135	(10.4)%	(8.9)%	(8.9)%
(31)	—		(31)	—	(31)	(24)	(7)	Other	—	—	—	—%	—%	—%
$ 3,298	$ (42)		$ 3,340	$ (415)	$ 3,755	$ (26)	$ 3,781	Total PMI	$ 3,444	$ (48)	$ 3,492	(4.4)%	7.5%	8.3%

(1) Represents charges related to the war in Ukraine

														Schedule 7
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Adjusted Operating Income Margin, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Adjusted Operating Income (1)	Adjusted Net Revenues (2)	Adjusted Operating Income Margin	Adjusted Operating Income excluding Currency (1)	Adjusted Net Revenues excluding Currency (2)	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income excluding Currency & Acqui-sitions (1)	Adjusted Net Revenues excluding Currency & Acqui-sitions (2)	Adjusted Operating Income Margin excluding Currency & Acqui-sitions		Adjusted Operating Income (1)	Adjusted Net Revenues (2)	Adjusted Operating Income Margin	Adjusted Operating Income Margin	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income Margin excluding Currency & Acqui-sitions

2022									Quarters Ended March 31,	2021			% Points Change
$ 1,527	$ 3,012	50.7%	$ 1,672	$ 3,218	52.0%	$ 1,674	$ 3,214	52.1%	European Union	$ 1,499	$ 2,909	51.5%	(0.8)	0.5	0.6
186	726	25.6%	246	798	30.8%	246	798	30.8%	Eastern Europe	263	796	33.0%	(7.4)	(2.2)	(2.2)
521	991	52.6%	636	1,140	55.8%	636	1,140	55.8%	Middle East & Africa	337	801	42.1%	10.5	13.7	13.7
445	1,123	39.6%	470	1,167	40.3%	470	1,167	40.3%	South & Southeast Asia	532	1,173	45.4%	(5.8)	(5.1)	(5.1)
571	1,404	40.7%	639	1,510	42.3%	639	1,510	42.3%	East Asia & Australia	726	1,472	49.3%	(8.6)	(7.0)	(7.0)
121	424	28.5%	123	437	28.1%	123	437	28.1%	Americas	135	434	31.1%	(2.6)	(3.0)	(3.0)
$ (31)	$ 66	(47.0)%	$ (31)	$ 66	(47.0)%	$ (7)	$ —	—%	Other	$ —	$ —	—%	—	—	—
$ 3,340	$ 7,746	43.1%	$ 3,755	$ 8,336	45.0%	$ 3,781	$ 8,266	45.7%	Total PMI	$ 3,492	$ 7,585	46.0%	(2.9)	(1.0)	(0.3)

(1) For the calculation of Adjusted Operating Income and Adjusted Operating Income excluding currency and acquisitions refer to Schedule 6
(2) For the calculation of Adjusted Net Revenues excluding currency and acquisitions refer to Schedule 4

		Schedule 8
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Statements of Earnings
($ in millions, except per share data) / (Unaudited)

	Quarters Ended March 31,
	2022	2021	Change Fav./(Unfav.)
Revenues including Excise Taxes	$ 19,341	$ 19,355	(0.1)%
Excise Taxes on products	11,595	11,770	1.5%
Net Revenues	7,746	7,585	2.1%
Cost of sales (1)	2,608	2,274	(14.7)%
Gross profit	5,138	5,311	(3.3)%
Marketing, administration and research costs (2)	1,802	1,849	2.5%
Amortization of intangibles	38	18
Operating Income	3,298	3,444	(4.2)%
Interest expense, net	154	167	7.8%
Pension and other employee benefit costs	4	28	85.7%
Earnings before income taxes	3,140	3,249	(3.4)%
Provision for income taxes	619	697	11.2%
Equity investments and securities (income)/loss, net	56	(43)
Net Earnings	2,465	2,595	(5.0)%
Net Earnings attributable to noncontrolling interests	134	177
Net Earnings attributable to PMI	$ 2,331	$ 2,418	(3.6)%

Per share data (3):
Basic Earnings Per Share	$ 1.50	$ 1.55	(3.2)%
Diluted Earnings Per Share	$ 1.50	$ 1.55	(3.2)%

(1) Quarter ended March 31, 2022 includes charges related to the war in Ukraine ($26 million)
(2) Quarter ended March 31, 2022 includes charges related to the war in Ukraine ($16 million). Quarter ended March 31, 2021 includes asset impairment and exit costs ($48 million).
(3) Net Earnings and weighted-average shares used in the basic and diluted Earnings Per Share computations for the quarters ended March 31, 2022 and 2021 are shown on Schedule 1, Footnote 1

				Schedule 9
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Russia and Ukraine, excluding Currency
(Unaudited)

	Quarters Ended March 31,
	2022	2021	Currency	Variance excluding Currency
Adjusted Diluted EPS (1)	$ 1.56	$ 1.57	$ (0.23)	14.0%
Net Earnings attributable to Russia and Ukraine	0.10	0.13	(0.02)
Pro Forma Adjusted Diluted EPS	$ 1.46	$ 1.44	$ (0.21)	16.0%

(1) For the calculation of Adjusted Diluted EPS, see Schedule 2

										Schedule 10
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
PMI & EE Region - Adjustments for the Impact of Russia and Ukraine, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

	Quarters Ended March 31,
		2022		2021		Currency		Acqui- sitions		Variance excluding Curr. & Acquis.
PMI

Adjusted Net Revenues (1)		$ 7,746		$ 7,585		$ (590)		$ 70		9.0%
Net Revenues attributable to Russia and Ukraine		474		561		(63)		—
Pro Forma Adjusted Net Revenues		$ 7,272		$ 7,024		$ (527)		$ 70		10.0%

Adjusted Operating Income (2)		$ 3,340		$ 3,492		$ (415)		$ (26)		8.3%
Operating Income attributable to Russia and Ukraine		181		227		(38)		—
Pro Forma Adjusted Operating Income		$ 3,159		$ 3,265		$ (377)		$ (26)		9.1%

Adjusted Operating Income Margin		43.1%		46.0%	(1.9)	pp	(0.7)	pp	(0.3)	pp
Adjusted Operating Income margin attributable to Russia and Ukraine	(0.3)	pp	(0.5)	pp
Pro Forma Adjusted Operating Income Margin		43.4%		46.5%	(1.9)	pp	(0.8)	pp		(0.4)pp

Eastern Europe

Adjusted Net Revenues (1)		$ 726		$ 796		$ (72)		$ —		0.3%
Net Revenues attributable to Russia and Ukraine		474		561		(63)		—
Pro Forma Adjusted Net Revenues		$ 252		$ 235		$ (9)		$ —		11.1%

Adjusted Operating Income (2)		$ 186		$ 263		$ (60)		$ —		(6.5)%
Operating Income attributable to Russia and Ukraine		181		227		(38)		—
Corporate expenses apportioned to Russia and Ukraine		(61)		(50)		3		—
Pro Forma Adjusted Operating Income		$ 66		$ 86		$ (25)		$ —		6.1%

Adjusted Operating Income Margin		25.6%		33.0%		(5.2)pp		—pp		(2.2)pp
Adjusted Operating Income margin attributable to Russia and Ukraine (3)		(0.6)pp		(3.6)pp
Pro Forma Adjusted Operating Income Margin		26.2%		36.6%		(8.8)pp		—pp		(1.6)pp

(1) For the calculation of Adjusted Net Revenues, see Schedule 4
(2) For the calculation of Adjusted Operating Income, see Schedule 6
(3) Includes also impact of corporate expenses apportioned to Russia and Ukraine

						Schedule 11
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments for the Impact of Russia and Ukraine
($ in millions) / (Unaudited)
						Year Ended December 31,
	Quarters Ended March 31,
	2022	2021	Currency	Acqui-sitions	Variance excluding Currency & Acqui- sitions	2021
Combustible Products
Adjusted Net Revenues	$ 5,330	$ 5,463	$ (415)	$ —	5.2%	$ 22,436
Net Revenues attributable to Russia and Ukraine	269	308	(41)	—		1,399
Pro Forma Adjusted Net Revenues	$ 5,062	$ 5,155	$ (374)	$ —	5.5%	$ 21,037

Reduced-Risk Products
Adjusted Net Revenues	$ 2,350	$ 2,122	$ (175)	$ 4	18.8%	$ 9,115
Net Revenues attributable to Russia and Ukraine	205	253	(23)	—		1,072
Pro Forma Adjusted Net Revenues	$ 2,145	$ 1,869	$ (153)	$ 4	22.8%	$ 8,042

Other
Adjusted Net Revenues	$ 66	$ —	$ —	$ 66	+100%	$ 101
Net Revenues attributable to Russia and Ukraine	—	—	—	—		—
Pro Forma Adjusted Net Revenues	$ 66	$ —	$ —	$ 66	+100%	$ 101

PMI
Adjusted Net Revenues	$ 7,746	$ 7,585	$ (590)	$ 70	9.0%	$ 31,651
Net Revenues attributable to Russia and Ukraine	474	561	(63)	—		2,471
Pro Forma Adjusted Net Revenues	$ 7,272	$ 7,024	$ (527)	$ 70	10.0%	$ 29,180

Note: Sum of product categories might not foot to Total PMI due to roundings. "-" indicates amounts between -$0.5 million and +$0.5 million. For the calculation of Adjusted Net Revenues, see Schedule 4

							Schedule 12
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Pro Forma Adjusted Diluted EPS
(Unaudited)

	Quarter Ended	Quarter Ended	Six Months Ended	Quarter Ended	Nine Months Ended	Quarter Ended	Year Ended
	March 31,	June 30,	June 30,	September 30,	September 30,	December 31,	December 31,
	2021	2021	2021	2021	2021	2021	2021
Reported Diluted EPS	$ 1.55	$ 1.39	$ 2.93	$ 1.55	$ 4.48	$ 1.34	$ 5.83
Asset impairment and exit costs	0.02	0.04	0.07	0.02	0.09	0.02	0.12
Asset acquisition cost	—	—	—	0.03	0.03	—	0.03
Equity investee ownership dilution	—	—	—	(0.02)	(0.02)	(0.01)	(0.04)
Saudi Arabia customs assessments	—	0.14	0.14	—	0.14	—	0.14
Tax items	—	—	—	—	—	—	—
Adjusted Diluted EPS	1.57	1.57	3.14	1.58	4.72	1.35	6.08
Net Earnings attributable to Russia & Ukraine	0.13	0.15	0.28	0.15	0.43	0.17	0.60
Pro Forma Adjusted Diluted EPS	1.44	1.42	2.86	1.43	4.29	1.18	5.48

Weighted-average shares for diluted EPS	1,560	1,560	1,560	1,560	1,560	1,557	1,559

Note: EPS is computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year

		Schedule 13
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Balance Sheets
($ in millions) / (Unaudited)

	March 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$4,622	$4,496
All other current assets	14,102	13,221
Property, plant and equipment, net	6,004	6,168
Goodwill	6,632	6,680
Other intangible assets, net	2,786	2,818
Equity investments	4,312	4,463
Other assets	3,275	3,444
Total assets	$41,733	$41,290

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$2,441	$225
Current portion of long-term debt	2,897	2,798
All other current liabilities	15,079	16,232
Long-term debt	24,019	24,783
Deferred income taxes	751	726
Other long-term liabilities	4,749	4,734
Total liabilities	49,936	49,498

Total PMI stockholders' deficit	(10,098)	(10,106)
Noncontrolling interests	1,895	1,898
Total stockholders' (deficit) equity	(8,203)	(8,208)
Total liabilities and stockholders' (deficit) equity	$41,733	$41,290

				Schedule 14
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios) / (Unaudited)

	Year Ended March 31, 2022			Year Ended December 31, 2021
	April ~ December	January ~ March	12 months
	2021	2022	rolling
Net Earnings	$7,115	$2,465	$9,580	$9,710
Equity investments and securities (income)/loss, net	(106)	56	(50)	(149)
Provision for income taxes	1,974	619	2,593	2,671
Interest expense, net	461	154	615	628
Depreciation and amortization	753	253	1,006	998
Asset impairment and exit costs and Others (1)	465	42	507	513
Adjusted EBITDA	$10,662	$3,589	$14,251	$14,371

			March 31,	December 31,
			2022	2021
Short-term borrowings			$2,441	$225
Current portion of long-term debt			2,897	2,798
Long-term debt			24,019	24,783
Total Debt			$29,357	$27,806
Cash and cash equivalents			4,622	4,496
Net Debt			$24,735	$23,310

Ratios:
Total Debt to Adjusted EBITDA			2.06	1.93
Net Debt to Adjusted EBITDA			1.74	1.62

(1) For the period January 2022 to March 2022 "Others" includes $42 million of charges related to the war in Ukraine. For the period April 2021 to December 2021 and for the year ended December 31, 2021 "Others" includes a reduction in net revenues of $246 million related to the Saudi Arabia customs assessments that was recorded in the second quarter of 2021 and asset acquisition cost of $51 million related to OtiTopic Inc. in August 2021.

			Schedule 15
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
($ in millions) / (Unaudited)

	Quarters Ended March 31,
	2022	2021	% Change
Net cash provided by operating activities (1)	$ 1,118	$ 435	+100%
Less: Currency	(433)
Net cash provided by operating activities, excluding currency	$ 1,551	$ 435	+100%

(1) Operating cash flow